Exhibit 99.1

SUNLINK HEALTH SYSTEMS, INC.

2005 EQUITY INCENTIVE PLAN

ii

SUNLINK HEALTH SYSTEMS, INC.

2005 EQUITY INCENTIVE PLAN

ARTICLE 1

GENERAL

Section 1.1 Purpose. This 2005 Incentive Plan (the “Plan”) has been established by SunLink Health Systems, Inc., an Ohio corporation (the “Company”). The Plan is intended to promote the interests of the Company by providing a means to (a) attract and retain Eligible Individuals; (b) motivate Participants, by means of appropriate incentives, to achieve incentive goals, whether long-term or short-term; (c) provide incentive compensation opportunities that are competitive with those of other similar companies; and (d) further identify Participants’ interests with those of the holders of the Company’s Stock through compensation that is based on the Company’s Stock and thereby promote the long-term financial interest of the Company and the Related Companies, including the growth in value of the Company’s equity and enhancement of shareholder return.

Section 1.2 Participation and Eligibility. Subject to the terms and conditions of the Plan, the Committee shall determine and designate, from time to time, from among the Eligible Individuals, those persons who will be granted one or more Awards under the Plan, and thereby become participants in the Plan (the “Participants”). In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Subject to compliance with the provisions of Code Section 409A, Awards may be granted as alternatives to or replacement of Awards outstanding under the Plan, or any other plan or arrangement of the Company or a Related Company (including a plan or arrangement of a business or entity, all or a portion of which is acquired by the Company or a Related Company).

ARTICLE 2

DEFINED TERMS

Section 2.1 Definitions. In addition to words and terms defined elsewhere in the Plan, the following words and terms as used in the Plan (including in all Award Agreements under the Plan) shall have the following meanings unless the context or use fairly indicates another or different meaning or intent, which definitions shall be equally applicable to both the singular and plural forms of such words and terms.

(a) “Affiliate” shall mean, as to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person.

(b) “Award” shall mean any award or benefit granted to any Participant under the Plan, including, without limitation, the grant of Options and Restricted Stock Awards. Each Award shall be evidenced by an Award Agreement pursuant to Section 5.14.

(c) “Award Agreement” shall mean any written or electronic agreement, contract, notice or other instrument or document evidencing any Award and setting forth the terms and provisions applicable to Awards granted under this Plan, in addition to those described elsewhere in this Plan. Pursuant to Section 5.14, the Company may, but need not, require such Award Agreement to be executed or acknowledged by a Participant.

(d) “Board” shall mean the Board of Directors of the Company.

(e) “Cause” means: (1) any act that (A) constitutes, on the part of the Participant relating to the Company, fraud, dishonesty, malfeasance of duty, or (B) conduct inappropriate to the Participant’s office, (2) the conviction of the Participant of a felony relating to the Participant’s office; or (3) the Participant’s failure to perform his job duties to the satisfaction of the Board, as determined by a two-thirds majority vote of the then Incumbent Directors (as such term is defined in clause (1) of the definition of “Change in Control.” Except as may otherwise be provided above or defined in an Award Agreement or in a written employment or severance benefits agreement approved by the Board and that expressly states that the methodology for the determination of cause as provided therein shall apply to an Award under this Plan, the determination as to whether “Cause” has occurred shall be made by the Committee in its sole discretion. The Committee shall also have the authority in its sole discretion to waive the consequences under the Plan or any Award Agreement of the existence or occurrence of any of the events, acts or omissions constituting Cause.

(f) “Change in Control” shall be deemed to have occurred with respect to an Award in the event that, after the grant of such Award, any of the following events shall have occurred:

(1) Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the Effective Date, whose election or nomination for election was approved by a vote of all of the Non-Employee Directors who are then the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director upon their election to the Board; provided, however, that no individual elected or nominated as a director of the Company initially as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director

(2) Any Person (for purposes of this definition only, as defined under Section 3(a)(9) of the Exchange Act as used in Section 13(d) or Section 14(d) of the Exchange Act), or Persons acting together that would constitute a “group” (a “Group”) for purposes of Section 13(d) of the Exchange Act, together with any Affiliates or Associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) of such Affiliates thereof (other than the Management Stockholders and their spouses, lineal descendants, heirs, administrators, and representatives, as well as family trusts and similar entities (such as family partnerships) for the benefit of such persons) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (2) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions: (A) by the Company or any Subsidiary, (B) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (C) pursuant to an Exempt Transaction (as defined in paragraph (3) hereof);

(3) The approval by shareholders of the Company and the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving the Company or any of its Subsidiaries that requires the approval of the Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”); unless immediately following such Business Combination: (A) at least 75% of the total voting power of (i) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (ii) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to the consummation of such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no Person is or becomes the beneficial owner, directly or indirectly, of 20% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be an “Exempt Transaction”); or

(4) The approval by the shareholders of the Company and the consummation of (A) a plan of complete liquidation or dissolution of the Company, or (B) a sale, lease, exchange, or other disposition of all or substantially all of the Company’s assets (other than either to a Subsidiary or a Controlled Affiliate of the Corporation, or in connection with a merger or other transaction effected solely to change the Company’s jurisdiction of organization or incorporation;

(5) There occurs any transaction, or series of related transactions, and the beneficial owners of the Company Voting Securities immediately prior to such transaction (or series) do not, immediately after such transaction (or series) beneficially own voting stock representing more than 50% of the voting power of all classes of voting stock of the Company (or in the case of a transaction (or series) in which another entity becomes a successor to the Company, of the successor entity);

(6) The Company shall cease to own a majority of the capital stock of SunLink Healthcare, LLC;

provided that, in the case of any event under clause (3) or (4) requiring the consummation of an action, the Company shall provide a mechanism whereby Award holders may take such action as the Committee may determine is necessary to implement the rights granted Participants upon a Change in Control, including, without limitation, one or more of the following actions (i) to exercise “in the money” options contingent on the consummation of such transaction, (ii) to participate in any opportunity afforded to stockholders generally to participate in the subject transaction contingent on the consummation thereof; and

further provided, that if the term “Change in Control” is separately defined in any Award Agreement, then Change in Control shall have the meaning, if any, set forth in such Award Agreement as to the securities subject to such Award Agreement.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations and official guidance issued thereunder. A reference to any provision of the Code shall include reference to any successor provision of the Code.

(h) “Committee” shall have the meaning set forth in Article 4 of the Plan.

(i) “Company” shall have the meaning set forth in Section 1.1 of the Plan.

(j) “Covered Officer” shall mean at any date (1) any individual who, with respect to the previous taxable year of the Company, was a “covered employee” of the Company within the meaning of Code Section 162(m); provided, however, that the term “Covered Officer” shall not include any such individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected not to be such a “covered employee” with respect to the current taxable year of the Company, and (2) any individual who is designated by the Committee, in its discretion, at the time of any Award or at any subsequent time, as reasonably expected to be such a “covered employee” with respect to the current taxable year of the Company or with respect to the taxable year of the Company in which any applicable Award will be paid.

(k) “Determination Date” means, (1) in the case of the Awards, including Incentive Stock Options, the Pricing Date, (2) in the case of Section 5.2(e), the first date of an applicable performance period and otherwise on the date of an Award, (3) in the case of Section 5.3(c), the date of an Award, (4) in the case of Section 5.6(b), the exercise date, (5) in the case of Section 5.6(g), the Tax Date, and (6) in the case of Section 6.3(e) the date the terms of an Award are communicated.

(l) “Dividend Equivalents” shall mean amounts equivalent to the dividends paid on Shares of Stock. They may be granted in connection with Awards denominated in notional Shares.

(m) “Effective Date” shall have the meaning set forth in Section 3.1 of the Plan.

(n) “Eligible Employee” shall mean any U.S. employee of the Company or a Related Company.

(o) “Eligible Individual” shall mean any Eligible Employee (including any officer or employee-director of an Employer, any Non-Employee Director, and any consultant or other Person providing goods or services, to the Company or a Related Company.

(p) “Employee” shall mean an employee of any Employer.

(q) “Employer” shall mean the Company or any Related Company, as applicable.

(r) “Exchange” shall mean any stock exchange or market system qualified as a stock exchange by the SEC or if such exchange is located outside of the United States, qualified by an applicable governmental or regulatory entity.

(s) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(t) “Exercise Price” shall mean the exercise price of an Option as determined pursuant to Section 6.4

(u) “Fair Market Value” shall mean, for purposes of determining the fair market value of a share of Stock:

(1) If the Stock is at the time of determination listed or admitted to trading on any Exchange, then the “Fair Market Value” shall be the reported closing sale price of the Stock (during regular trading hours) on the date immediately preceding the applicable Determination Date or, if the Committee shall so elect, as of the close of business on the applicable Determination Date in question on the principal Exchange on which the Stock is then listed or admitted to trading. If no reported sale of Stock takes place on such date in question on the principal Exchange, then the reported closing asked price of the Stock on the next preceding day on which a sale shall have occurred on the principal Exchange shall be determinative of “Fair Market Value.”

(2) If the Stock is not at the time of determination listed or admitted to trading on an Exchange, the “Fair Market Value” shall be the mean between the lowest reported bid price and highest reported asked price of the Stock on the applicable Determination Date or the immediately preceding date, as permitted above, in the over-the-counter market, as such prices are reported in a publication of general circulation selected by the Committee and regularly reporting the market price of Stock in such market.

(3) If the Stock is not listed or admitted to trading on any Exchange or traded in the over-the-counter market, the “Fair Market Value” shall be as determined in good faith by the Committee.

(v) “Incentive Stock Option” shall mean an Option that is intended to satisfy the requirements applicable to an “incentive stock option” described in Code Section 422(b).

(w) “Insider” means any Person subject to the provisions of Section 16 of the Exchange Act.

(x) “Management Stockholders” means those Persons identified in Exhibit A, as such exhibit may be amended from to time by the Chief Executive Officer of the Company, unless the holders of at least two-thirds of the outstanding Voting Securities of the Company immediately prior to such amendment shall object to such amendment, provided that any natural Person named as a Management Stockholder in Exhibit A shall cease to be a Management Stockholder without the necessity of any written action upon the Termination of Service of such Person due to death, Permanent Disability or Normal Retirement.

(y) “Non-Employee Director” shall mean a member of the Board who is not an Employee and who has not been an officer of the Company or any Related Company and who shall otherwise qualify as a “non-employee director” as that term is defined in Rule 16b-3 under the Exchange Act or any successor provision.

(z) “Non-Qualified Option” shall mean an Option that is not intended to be an “incentive stock option” as that term is described in Code Section 422(b).

(aa) “Normal Retirement” shall mean, unless otherwise defined in the applicable Award Agreement, retirement of a Participant from the employ or service of the Company or any of its Subsidiaries on or after attainment of age 65 or such other earlier age as specified from time to time by the Committee.

(bb) “Option” shall have the meaning set forth in Article 6 of the Plan.

(cc) “Participant” shall mean an Eligible Individual who has been selected by Committee to participate in the Plan in accordance with Section 4.4 of the Plan, provided that only Eligible Employees shall be eligible to receive grants of Incentive Stock Options; and provided further that consultants or advisors shall be eligible for Awards under the Plan only if (1) they are natural persons; (2) they provide bona fide services to the Company or any of its Related Companies; and (3) the services are not in connection with the offer or sale of securities in a capital raising transaction, and do not directly or indirectly promote or maintain a market for the Company’s securities.

(dd) “Period(s) of Restriction” shall mean (1) as to Restricted Stock, the period(s) during which the transfer of Shares of Restricted Stock is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), and the Shares are subject to a substantial risk of forfeiture, pursuant to the terms of this Plan or any Award Agreement with respect thereto, and (2) as to Options, the period of time during which such Options are not exercisable or, if exercisable, are subject to a substantial risk of forfeiture pursuant to the terms of this Plan or any Award Agreement with respect thereto.

(ee) “Permanent Disability” shall mean permanent disability (1) as defined in any employment or severance benefits agreement between the Company or a Related Company and the Participant, (2) if the Company or a Related Company and Participant are not parties to any such agreement or if such agreement does not contain a definition of disability, then, as such term is defined in the long-term disability plan or policy then maintained by the Company or a Related Company expressly for the Participant, or if not so maintained, then in such plan or policy then generally maintained by the Company for the benefit of its Employees, or (3) if no such plan or policy shall then be in effect, any physical or mental disability or incapacity which the Committee determines would render the Participant incapable of performing the duties, essential functions and services required of such Participant pursuant to his employment or independent contractor relationship with the Company if Participant shall have been absent from such duties, functions or services with the Company, or not otherwise be performing the duties, functions or services due to physical or mental illness, in each case, on a full-time basis for a period of at least one hundred fifty (150) consecutive days or for other periods aggregating one hundred fifty (150) days during any 52-week period, and if thereafter the Company has given the Participant notice of the Company’s intent to terminate Participant’s employment or independent contractor relationship with the Company within thirty (30) days after such written notice of intent to terminate is given by the Company, Participant shall not have returned to the full-time performance of his duties, functions and services.

In the event Permanent Disability is to be determined pursuant to clause (3) above, and in the event that the Company and Participant are unable to agree whether Participant has returned or is able or not able to return to the full-time performance of his duties, functions and services because of sickness or disability, such decision shall, at the election of the Committee, in its sole and absolute discretion.

Notwithstanding the foregoing, in the event the tax qualification of any Award requires that Permanent Disability be determined under the Code, then Permanent Disability shall be defined under Code Section 22(e)(3) or such other section of the Code as the Committee shall from time to time determine to be applicable.

(ff) “Person” shall mean any individual, corporation, partnership, association, joint-stock company, limited liability company, trust, unincorporated organization, government or political subdivision thereof or other entity.

(gg) “Pricing Date” shall have the meaning set forth in Section 6.3.

(hh) “Related Company” shall mean, for any incentive stock option described in Code Section 422(b), any company during any period in which it is a “parent company” (as that term is defined in Code Section 424(e)) with respect to the Company, or a “subsidiary corporation” (as that term is defined in Code Section 424(f)) with respect to the Company, and for all other purposes means any subsidiary of the Company and any business venture in which the Company has a significant interest, as determined in the discretion of the Committee.

(ii) “Restricted Stock Award” shall mean a grant of shares of Stock or of a right (other than an Option) to receive shares of Stock (which may include the right to receive dividends or dividend equivalents thereon) in the future.

(jj) “SEC” shall mean the Securities and Exchange Commission.

(kk) “Securities Act” means the Securities Act of 1933, as amended and the rules and regulations promulgated thereunder.

(ll) “Shares” shall mean shares of Stock.

(mm) “Stock” shall mean the common shares of the Company, no par value, and such other securities of the Company or other Persons as may be substituted for Stock pursuant to Section 5.4 hereof.

(nn) “Subsidiary” shall mean any corporation, limited liability company, partnership or other entity of which a majority of the outstanding voting stock or voting power is beneficially owned directly or indirectly by the Company. Notwithstanding the above, with respect to an Incentive Stock Option, Subsidiary shall have the same meaning as “subsidiary corporation” as that term is defined in Code Section 424(f).

(oo) “Substitute Awards” shall mean Awards which (i) are granted solely in assumption of, or in substitution for, outstanding awards previously granted by a Person acquired by the Company or with which the Company or one of its Related Companies combines, (ii) in the case of Incentive Stock Options, meet the requirements of Section 1.424-1 of the Treasury Regulations, and (iii) in the case of Non-Qualified Stock Options, would have met the requirements of Section 1.424-1 of the Treasury Regulations if they had been Incentive Stock Options, provided that Section 1.424-1(a)(5)(iii) shall be deemed to be satisfied if the ratio of the Exercise Price to the Fair Market Value of the Shares subject to the Option immediately after the assumption or substitution is not greater than the ratio of the Exercise Price to the Fair Market Value of the Shares subject to the Option immediately before the assumption or substitution.

(pp) “Tax Date” shall have the meaning set forth in Section 5.6(g).

(qq) “Termination of Service” shall have the meaning set forth in Section 5.16.

(rr) “Withholding Taxes” means all required foreign, federal, state or local taxes, including, without limitation, FICA and FUTA taxes payable with respect to an Award including, without limitation, with respect to one or more of the grant, vesting or exercise of an Award.

(ss) “Workforce Reduction” shall mean any termination of the employee-employer or other service relationship between a Participant and the Employer as a result of the discontinuation by the Company of a business or line of business, the sale of one or more healthcare facilities at which the Participant is employed, or a realignment of the Company, or a part thereof, or any other similar type of event, provided that the Committee or the Board has designated such discontinuation, realignment or other event as a “Workforce Reduction” for purposes of this Plan.

ARTICLE 3

EFFECTIVE DATE AND TERM

Section 3.1 Effective Date. Subject to the approval of the shareholders of the Company, the Plan shall be effective as of November 7, 2005 (the “Effective Date”); provided, however, that to the extent that Awards are made under the Plan prior to its approval by shareholders, they shall be contingent on approval of the Plan by the shareholders of the Company and shall be null and void if such shareholder approval shall not be obtained. The Plan shall have a term of 10 years and, in the event of Plan termination, shall remain in effect as long as any Awards under it are outstanding; provided, however, that, to the extent required by the Code, no Incentive Stock Options may be granted under the Plan on a date that is more than ten years from the date the Plan is adopted or, if earlier, the date the Plan is approved by shareholders.

ARTICLE 4

ADMINISTRATION

Section 4.1 Committee. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”), or, if at any time there is not a committee so existing, the Board, in accordance with this Article 4.

Section 4.2 Selection of Committee. The Committee shall be selected by the Board, and shall consist of two or more members of the Board. If at any time there is not a committee in existence pursuant to Section 4.1 of the Plan, the Committee shall consist of all the members of the Board. Unless separately designated or appointed by the Board, the Executive Compensation Committee of the Board shall serve as the Committee. The members of the Committee shall serve at the pleasure of the Board, which shall have the power, at any time and from time to time, to remove members from the Committee or to add members thereto. Vacancies on the Committee, however caused, shall be filled by the Board.

Section 4.3 Qualifications of the Committee. Members of the Committee shall have or meet the following qualifications:

(a) In order to facilitate the compliance of Awards with exemptive provisions under Section 16b-3 of the Exchange Act, each Committee member shall be a Non-Employee Director who shall satisfy the requirements of Rule 16b-3(b)(3) of the Exchange Act unless the Board expressly shall determine otherwise.

(b) In order that an Award to a Covered Officer complies with the terms of Code Section 162(m)(4)(C), each Committee member shall be an “outside director” within the meaning of Code Section 162(m) unless the Board expressly shall determine otherwise.

(c) In order for the Stock of the Company to be listed on such Exchange as the Board shall from time to time select, each Committee member shall meet any “independence” requirements promulgated by any Exchange on which the Stock is listed.

(d) In order to comply with the corporate governance requirements, each Committee member shall meet the governance qualifications established in the charter for the Company’s

Executive Compensation Committee or established by the Company from time to time, unless the Board expressly shall determine otherwise.

Section 4.4 Powers of Committee. Subject to the provisions of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall:

(a) have full power and authority in its discretion to: (1) select from among the Eligible Individuals those Eligible Individuals who shall receive Awards and become Participants, (2) take into account the nature of services rendered by the Eligible Individual, the Eligible Individual’s present and potential contribution to the Company’s success and such other factors as the Committee deems relevant; (3) determine the time or times of receipt of Awards, (4) determine the type or types of Awards to be granted to a Participant; (5) determine the number of Shares to be covered by, or with respect to which payments, rights, or other matters are to be calculated in connection with, Awards; (6) determine the timing, terms, conditions, performance criteria, restrictions, and other provisions of any Award; (7) accelerate the time at which all or any part of an Award may be settled or exercised; (8) determine whether, to what extent, and under what circumstances Awards may be settled or exercised in cash, Shares, other securities, other Awards or other property, or canceled, forfeited, or suspended, and the method or methods by which Awards may be settled, exercised, canceled, forfeited, or suspended; (9) determine, after taking into account the limitations of Code Section 409A, whether, to what extent, and under what circumstances cash, Shares, other securities, other Awards, other property, and other amounts payable with respect to an Award shall be deferred either automatically or at the election of the holder thereof or of the Committee; (10) interpret and administer the Plan and any instrument or agreement relating to, or Award made under, the Plan; (11) amend or modify the terms of, or cancel or suspend, any Award after grant with the consent of the holder of the Award or as otherwise provided in the Plan without the consent of the Participant; (12) establish, amend, suspend, or waive such rules and regulations and appoint such agents as it shall deem appropriate for the proper administration of the Plan; and (13) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan subject to the exclusive authority of the Board under Section 8.1 hereunder to amend, suspend or terminate the Plan.

(b) have the authority and discretion to determine the extent to which Awards under the Plan will be structured to conform to the requirements applicable to performance-based compensation as described in Code Section 162(m), and to take such action, establish such procedures, and impose such restrictions at the time such Awards are granted as the Committee determines to be necessary or appropriate to conform to such requirements.

(c) have the authority and discretion to, at any time, provide for the immediate vesting or lapse of all restrictions under, or with respect to, an Award in the event of a Change in Control.

(d) have the authority and discretion to establish terms and conditions of Awards as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of jurisdictions outside of the United States.

Section 4.5 Committee Discretion Binding. Unless otherwise expressly provided in the Plan, all designations, determination, interpretations, and other decisions under or with respect to the Plan or any Award shall be within the sole discretion of the Committee, may be made at any time, and shall be final, conclusive, and binding upon all Persons, including any Employer, any Employee, any Non-Employee Director, any Eligible Individual, any Participant and any other holder or beneficiary of any Award.

Section 4.6 Action by the Committee. Except as otherwise provided by the Board, the provisions of this Section 4.6 shall apply to the Committee. The Committee shall select one of its members as its chairperson and shall hold its meetings at such times and places and in such manner as it may determine. A majority of its members shall constitute a quorum. Any decision or determination reduced to writing and signed by all of the members of the Committee shall be fully effective as if it has been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary and may make such rules and regulations for the conduct of its business as it shall deem advisable.

Section 4.7 Delegation. Subject to the terms of the Plan, the Board or the Committee may, to the extent permitted by law and the applicable rules of any Exchange on which the Stock is then listed, delegate to (a) a subcommittee of the Committee, (b) one or more officers or managers of an Employer, or (c) a committee of such officers or managers, the authority, subject to such terms and limitations as the Board or the Committee shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate, Awards held by Participants who are not Insiders and who are not Covered Officers. Subject to the terms of the Plan, the Board may, to the extent permitted by law and the applicable rules of any Exchange on which the Stock is then listed, delegate to the Committee the authority, subject to such terms and limitations as the Board shall determine, to grant Awards to, or to cancel, modify or waive rights with respect to, or to alter, discontinue, suspend, or terminate Awards to Non-Employee Directors, provided that, in the case of any such delegation, the Committee shall be composed of three or more Non-Employee Directors.

Section 4.8 Information to be Furnished to Committee. The Company and Related Companies shall furnish the Committee with such data and information as may be required for it to discharge its duties. The records of the Company and Related Companies as to an Employee’s or Participant’s employment (or other provision of services), termination of employment (or cessation of the provision of services), leave of absence, reemployment and compensation shall be conclusive unless determined by the Committee to be incorrect. Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers necessary or desirable to carry out the terms of the Plan or any Award thereunder.

Section 4.9 Indemnification. No member of the Board or the Committee or any Employee (each such person a “Covered Person”) shall have any liability to any Person (including any Participant) for any action taken or omitted to be taken or any determination made in good faith with respect to the Plan or any Award. Each Covered Person shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense (including attorneys’ fees) that may be imposed upon or incurred by such Covered Person in connection with or resulting from any action, suit or proceeding to which such Covered Person may be a party or in which such Covered Person may be involved by reason of any action taken or omitted to be taken under the Plan or any Award Agreement and against and from any and all amounts paid by such Covered Person, with the Company’s approval, in settlement thereof, or paid by such Covered Person in satisfaction of any judgment in any such action, suit or proceeding against such Covered Person, provided that the Company shall have the right, at its own expense, to assume and defend any such action, suit or proceeding and, once the Company gives notice of its intent to assume the defense, the Company shall have sole control over such defense with counsel of the Company’s choice. The foregoing right of indemnification shall not be available to a Covered Person to the extent that a court of competent jurisdiction in a final judgment or other final adjudication, in either case, not subject to further appeal, determines that the acts or omissions of such Covered Person giving rise to the indemnification claim resulted from such Covered Person’s bad faith, fraud or willful misconduct. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which Covered Persons may be entitled under the Company’s articles of incorporation or code of regulations, as a matter of law, or otherwise, or any other power that the Company may have to indemnify such Covered Person or hold him or her harmless.

ARTICLE 5

SHARES AVAILABLE FOR AWARDS AND LIMITATIONS ON ISSUANCE OF

AWARDS

Section 5.1 Shares Available For Awards.

Subject to the following provisions of this Article 5, the maximum number Shares for which Awards may be granted under the Plan as of the Effective Date is eight hundred thousand (800,000) Shares plus the number of unused shares under the 2001 Plans (35,500 shares at June 30, 2005) which may only be issued as options; provided, however,

(a) In no event shall the number of Shares authorized under this Plan be decreased to a number less than the number of Shares for which Awards are issued and outstanding.

(b) Any Shares granted under the Plan that are forfeited because of the failure to meet an Award contingency or condition shall again be available for delivery pursuant to new Awards granted under the Plan. To the extent any Shares covered by an Award are not delivered to a Participant or beneficiary because the Award is forfeited or canceled, or the Shares are not delivered because the Award is settled in cash (whether for dividends, tax withholding or any other purpose allowed under Code Section 409A), such Shares shall not be deemed to have been delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

(c) If the Exercise Price of any Option granted under the Plan is satisfied by tendering Shares to the Company (by either actual delivery or by attestation), only the number of Shares issued net of the Shares tendered shall be deemed delivered for purposes of determining the maximum number of Shares available for delivery under the Plan.

(d) Shares delivered under the Plan in settlement, assumption or substitution of outstanding awards (or obligations to grant future awards) under the plans or arrangements of another Person shall not reduce the maximum number of Shares available for delivery under the Plan, to the extent that such settlement, assumption or substitution is a result of the Company or a Related Company acquiring another Person (or an interest in another Person).

Section 5.2 Certain Limitations on Award Maximums. Subject to Section 5.1 and Section 5.3, the following additional limitations are imposed under the Plan:

(a) The maximum number of Shares that may be issued pursuant to the Awards of Options shall be eight hundred thousand (800,000) Shares, seven hundred thousand (700,000) of which may be issued as Incentive Stock Options.

(b) The maximum number of Shares that may be issued in conjunction with Awards granted pursuant to Article 7 (relating to Restricted Stock Awards) shall be two hundred thousand (200,000) Shares.

(c) Each Award of Restricted Shares shall reduce the number of Shares available for grant as Options on the basis of a ratio of four options for each Share and each Award of Options shall reduce the number of Shares available for Restricted Stock Awards on the basis of one Share of Restricted Stock for each four Options. All calculations pursuant to this provision shall be made on an aggregate basis. By way of illustration, if Awards of Restricted Stock were made covering two hundred thousand (200,000) Shares, there would be no Shares available for the issuance of Options.

(d) So long as the Company’s Stock is registered under Section 12 of the Securities Exchange Act, but subject to adjustment under Section 5.4, the maximum number of Shares that may be covered by Awards granted to any one individual Participant pursuant to Article 6 (relating to Options) shall be two hundred thousand (200,000) Shares during any calendar year.

(e) So long as the Company’s Stock is registered under Section 12 of the Securities Exchange Act, but subject to adjustment under Section 5.4, the maximum dollar value that can be awarded for Awards granted to any one individual Participant pursuant to Article 7 (relating to Restricted Stock Awards) shall be one million dollars ($1,000,000) for any single or combined performance goals established for any calendar year. If an Award granted under Article 7 is, at the time of grant, denominated in Shares, the value of the Shares for determining this maximum individual payment amount will be the Fair Market Value of a Share on the Determination Date for such Award.

(f) The maximum number of Shares which may be issued pursuant to Awards to Non-Employee Directors is one hundred thousand (100,000) Shares, and the maximum number of Shares which may be issued to all other Participants is seven hundred thousand (700,000) Shares.

The per-Participant limits described in Section 5.2(d) and Section 5.2(e) shall be construed and applied consistently with Code Section 162(m). In applying these limitations, if an Award, or any portion thereof, granted to an Employee is cancelled or repriced for any reason, then the Shares attributable to such cancellation or repricing either shall continue to be counted as an outstanding grant or shall be counted as a new grant, as the case may be, against the affected Employee’s two hundred thousand (200,000) Share limit for the appropriate calendar year.

Section 5.3 Certain Limitations on Incentive Stock Options. So long as required by the Code with respect to incentive stock options, the following additional terms and provisions shall apply to Incentive Stock Options granted under the Plan:

(a) No Incentive Stock Option shall be granted to an Employee who possesses at the time of grant more than 10% of the outstanding voting stock of all classes of stock of the Company unless the Exercise Price is at least 110% of the Fair Market Value of the Shares subject to option on the Pricing Date and the option is not exercisable after the expiration of five years from the date the Option is granted.

(b) The aggregate Fair Market Value of Stock with respect to which stock options intended to meet the requirements of Code Section 422 become exercisable for the first time by an individual during any calendar year under all plans of the Company and its Related Companies shall not exceed $100,000. To the extent that such value exceeds $100,000, the character of such Options shall be determined in chronological order beginning with the earliest date of grant until the $100,000 limit for Incentive Options is reached, with the remaining Options treated as Non-Qualified Options.

(c) An Incentive Stock Option may only be granted within ten (10) years from the date the Plan is approved by the Company’s shareholders.

(d) With respect to an Incentive Stock Option, in the event of the Termination of Service of a Participant, the Option or portion thereof held by the Participant which is unexercised shall, subject to Section 5.16, expire, terminate, and become unexercisable no later than the expiration of three (3) months after the date of Termination of Service; provided, however, that in the case of a holder whose Termination of Service is due to death or Permanent Disability, one (1) year shall be substituted for such three (3) month period. For purposes of this Section 5.3(d), Termination of Service of the Participant shall not be deemed to have occurred if the Participant is employed by another corporation (or a parent or subsidiary corporation of such other corporation) which has assumed the Incentive Stock Option of the Participant in a transaction to which Code Section 424(a) is applicable.

Section 5.4 Adjustments. The number of Shares covered by each outstanding Award, the number of Shares available for Awards, the number of Shares that may be subject to Awards to any one Participant, and the price per Share covered by each such outstanding Award shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of the Shares, and may be proportionately adjusted, as determined in the sole discretion of the Board, for any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company or to reflect any distributions to holders of Shares other than regular cash dividends specified as such by the Board of Directors. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of Shares subject to an Award.

After any adjustment made pursuant to this Section, the number of Shares subject to each outstanding Award shall be rounded to the nearest whole number. In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368), merger, consolidation, split up, spinoff, combination or exchange of shares or any partial or complete liquidation of the Company), the Committee may further adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee may include adjustment of: (1) the number and kind of securities which may be delivered under the Plan; (2) the number and kind of securities subject to outstanding Awards; (3) the Exercise Price of outstanding Options; and (4) performance goal adjustments, as well as any other adjustments that the Committee determines to be equitable. Any adjustments made by the Committee pursuant to this Section 5.4 shall comply with the requirements of Code Section 409A.

Section 5.5 Certain Limits on Distribution. Distribution of Shares or other amounts under the Plan shall be subject to the following:

(a) Notwithstanding any other provision of the Plan, the Company shall have no liability to deliver any Shares under the Plan or make any other distribution of benefits under the Plan unless such delivery or distribution would comply with all applicable laws (including, without limitation, the requirements of the Securities Act), and the applicable requirements of any Exchange.

(b) To the extent that this Plan contemplates the issuance of stock certificates to reflect the issuance of Shares, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any Exchange.

(c) Unless the Committee shall otherwise provide, including, without limitation, to comply with Code Section 409A, until a Participant has been issued the Shares subject to such Option exercise or Award of Restricted Stock, he or she shall possess no rights as a shareholder with respect to such Shares and shall not be entitled to any dividend or distribution the record date of which is prior to the date of issuance of such Shares.

Section 5.6 Payment of Option Exercise Prices, Restricted Stock Purchase Prices, and Withholding Taxes. The payment of the Exercise Price of an Option granted under Article 6, the payment of the purchase price (if any) for Restricted Stock Awards under Article 7, the payment of the Withholding Taxes due at any time with respect to an Award, shall be made as follows:

(a) Subject to the other provisions of this Section 5.6, the full Exercise Price and applicable Withholding Taxes for shares of Stock purchased upon the exercise of any Option shall be paid at the time of such exercise (except that, in the case of an exercise arrangement approved by the Committee and described in Section 5.6(c), payment may be made as soon as practicable after the exercise).

(b) Payment of the Exercise Price for Options, the purchase price (if any) for Restricted Stock Awards, and applicable Withholding Taxes shall be made in cash or cash equivalents, or, at the discretion of the Committee, (1) by the Participant tendering, either by way of actual delivery of Shares or attestation, whole Shares that have been owned by the Participant for not less than six (6) months, if acquired directly from the Company, or that have been owned for any period of time, if acquired by the Participant on the open market, prior to the date of exercise in the case of Options, and prior to the applicable Determination Date in the case of a Restricted Stock Award, valued at the Fair Market Value of such Shares on such date, (2) by a combination of such cash (or cash equivalents) and such Shares, or (3) by such other method of exercise as may be permitted from time to time by the Committee; provided, however, that a Participant shall not be entitled to tender Shares pursuant to successive, substantially simultaneous exercises of an Option or any other derivative security of the Company.

(c) Subject to applicable securities laws and Section 202 of the Sarbanes-Oxley Act and at the discretion of the Committee, an Option may also be exercised by delivering a notice of exercise of the Option and simultaneously selling the Shares thereby acquired, pursuant to a brokerage or similar agreement or program.

(d) The Committee may, in its sole discretion, permit the Participant to sell to the Company and the Company may, but need not, simultaneously purchase, to the fullest extent permitted by law, that number of Shares issuable upon the grant, exercise, or vesting of an Award as are sufficient to pay the Exercise Price for Options, the purchase price (if any) for Restricted Stock Awards, and the minimum Withholding Taxes, with respect to such Award. The Committee’s decision to allow payments to be made in the form of Shares issuable in connection with the exercise or payment or vesting of an Award shall be made by giving written notice to the Participant (or such other Person entitled to the benefits under this Plan).

(e) To the extent not otherwise provided by the Committee pursuant to this Section 5.6, the Company shall deduct from all cash distributions under the Plan any Withholding Taxes.

(f) Whenever the Company proposes or is required to issue or transfer Shares pursuant to a non-cash distribution under the Plan, and to the extent the Committee has not otherwise provided for payment pursuant to this Section 5.6, the Company shall have the right to require the Participant or any transferee to remit to the Company an amount sufficient to satisfy any Withholding Taxes prior to the delivery of any certificate or certificates for such Shares.

(g) To the extent that a Participant is granted the right under this Section 5.6 to make payments using shares, and such Participant wishes to exercise such right, he or she shall give the Company notice thereof. Such notice shall be delivered to the Company, in the case of a cashless exercise on or prior to the Exercise Date (an “Exercise Election”), in the case of payment of the purchase price of a Restricted Stock Award on or prior to the date payment of the purchase price is due (a “Payment Election”) and, in the case of Withholding Taxes, on or prior to the date (the “Tax Date”) on which the amount of tax required to be withheld is determined (a “Withholding Election” and, collectively with Exercise Elections and Payment Elections, an “Election”). A Participant may make an Election under this Section 5.6 only if both of the following conditions are met:

(1) The applicable Election must be made on or prior to the date specified by the Committee by executing and delivering to the Company a properly completed notice of Election as prescribed by the Committee; and

(2) Any Election made will be irrevocable by the Participant; however, the Committee may, in its sole discretion, disapprove and give no or only partial effect to the Election for any reason, including, without limitation, to the extent necessary or desirable to avoid any variable accounting treatment.

Section 5.7 Cash Awards for Tax Offset. The Committee may, at any time and in its discretion, grant to any holder of an Award the right to receive, at such times and in such amounts as determined by the Committee in its discretion, a cash amount which is intended to reimburse such person for all or a portion of the Withholding Taxes imposed upon such person as a consequence of the receipt of an Award or the exercise of rights thereunder.

Section 5.8 Compliance with Code. The Plan and all Awards granted hereunder shall comply at all times with all laws and regulations of any governmental authority which may be applicable thereto (including Code Section 409A). Any provision of the Plan or any Award Agreement notwithstanding, the Participant shall not be entitled to receive the benefits of Awards and the Company shall not be obligated to pay any benefits to a Participant if such exercise, delivery, receipt or payment of benefits would constitute a violation by the Participant or the Company of any provision of any such law or regulation. All Incentive Stock Options to be granted hereunder are intended to comply with Code Section 422, and all provisions of the Plan and all Incentive Stock Options granted hereunder shall be construed in such manner as to effectuate that intent. Any reference herein to “compliance with the requirements of Code Section 409A” or words of similar import shall be interpreted to mean application of the terms of the Plan or Award, or administration of the Plan or any Award, as the case may be, in such a manner that no additional income tax is imposed on a Participant pursuant to Code Section 409A(1)(a). If additional guidance is issued under or modifications are made to Code Section 409A or any other law affecting the Awards issued hereunder, the Plan Administrator shall take such actions (including amending the Plan or any Award Agreement) as it deems necessary, in its sole discretion, to ensure continued compliance therewith.

Section 5.9 Payment Shares. Subject to the overall limitation on the number of Shares that may be delivered under the Plan, the Committee may use available Shares as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Related Company, including the plans and arrangements of the Company or a Related Company acquiring another Person (or an interest in another Person).

Section 5.10 Payments. Awards may be settled through cash payments, the payment of dividends, the delivery of Shares, the granting of replacement Awards, or any such combination thereof as the Committee shall determine. Any Award settlement, including payment deferrals, may be subject to such conditions, restrictions and contingencies as the Committee shall determine. Subject to compliance with Code Section 409A, the Committee may permit the deferral of any Award payment, subject to such rules and procedures as it may establish, which may include provisions for the payment or crediting of interest, or dividend equivalents, including converting such credits into deferred Stock equivalents.

Section 5.11 Transferability; Transfer Restrictions; Non-Alienation of Benefits. Except as otherwise provided in the terms of this Section or by the Committee in an Award Agreement, Awards under the Plan shall not be sold, assigned, transferred, pledged, gifted, hypothecated or otherwise encumbered, hedged or disposed of, in any manner, whether voluntarily or involuntarily, with or without consideration, including by operation of law (other than by will or the laws of descent and distribution) until the end of the applicable Period or Periods of Restriction established by the Committee and specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement. The Committee may in its discretion permit the transfer of a Non-Qualified Option or Restricted Stock Award by a Participant to or for the benefit of the Participant’s Immediate Family (including, without limitation, to a trust for the benefit of the Participant’s Immediate Family or to a partnership or limited liability company for one or more members of the Participant’s Immediate Family), subject to such limits as the Committee may establish, and the transferee shall remain subject to all the terms and conditions applicable to the Non-Qualified Stock Option or Restricted Stock Award prior to such transfer. In the discretion of the Committee, a consent to a transfer of a Non-Qualified Option or Restricted Stock Award may include the right to consent to amendments to any Award Agreement evidencing such Award and, in the discretion of the Committee, may also apply to the right to transfer ancillary rights associated with such Award. For purposes of this Section 5.11, the term “Immediate Family” shall mean the Participant’s spouse, parents, children, stepchildren, adopted relations, sisters, brothers, grandchildren and step-grandchildren and any Person who would qualify as a “family member” pursuant to General Instruction A.1(a)(5) of the General Instructions to Form S-8 or any successor form thereto. Any attempt to transfer or assign an Award in contravention of this Section shall be void. No Award shall, prior to receipt by the Participant or any permitted transferee pursuant to this Section and release of all restrictions or conditions thereon, be in any manner liable for or subject to the debts, contracts, liabilities, engagements or torts of the Participant or any permitted transferee.

Section 5.12 Beneficiary Designation. Each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.

Section 5.13 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other Person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be in writing filed with the Committee at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.

Section 5.14 Award Agreement With Company. Each Award shall be evidenced by an Award Agreement in such form and containing such terms, conditions and restrictions as the Committee in its sole discretion may determine are appropriate under the Plan and in compliance with applicable law (including Code Section 409A). At the time of an Award to a Participant under the Plan, the Committee may require a Participant to execute an Award Agreement with the Company in a form specified by the Committee. Each Award Agreement shall be subject to the terms of the Plan and applicable law, and any provision in an Award Agreement that is inconsistent with the Plan or applicable law shall be null and void.

Section 5.15 No Right to Continued Employment or Service; No Trust or Fund Created; No Other Implied Rights.

(a) The Plan does not constitute a contract of employment or service. Selection as a Participant shall not interfere with or limit in any way the right of (i) the Company or any other Employer to terminate a Participant’s employment or other contractual relationship with the Company or such other Employer, (ii) the shareholders of the Company to remove any Non-Employee Director from the Board pursuant to the Company’s Articles of Incorporation and Code of Regulations. Selection as a Participant shall not give any Employee or any other Person the right to be retained in the employ of the Company or any Related Company, shall not confer upon any Non-Employee Director any right to continue in the service of the Company as a Non-Employee Director, and shall not give any Person any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. Except as otherwise provided in the Plan, no Award under the Plan shall confer upon the holder thereof any right as a shareholder of (i) any Related Company, or (ii) the Company prior to the date on which the Participant fulfills all conditions for receipt of such rights.

(b) Neither a Participant nor any other Person shall, by reason of the Plan or any Award, acquire any right in or title to any assets, funds or property of the Company or any Related Company whatsoever, including, without limitation, any specific funds, assets, or other property which the Company or any Related Company, in their sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the Stock or amounts, if any, payable under the Plan, unsecured by any assets of the Company or any Related Company. Nothing contained in the Plan shall constitute a guarantee that the assets of such companies shall be sufficient to pay any benefits to any Person.

(c) No Participant or any Eligible Individual shall have any claim to be granted any Award under the Plan, and neither the Company nor the Committee is obligated to treat Participants or Eligible Individuals uniformly.

Section 5.16 Termination of Service With respect to a termination of service:

(a) “Termination of Service” shall mean the termination of the service relationship (whether an employment relationship or otherwise, but not with respect to services of a Person as a Non-Employee Director) between a Participant and the Participant’s Employer for any reason, with or without Cause, including, but not by way of limitation, a termination by resignation, discharge, death, Permanent Disability, Workforce Reduction or Normal Retirement, but excluding (1) at the discretion of the Committee, terminations where there is a simultaneous employment, reemployment or continuing employment of a Participant by the same or another Employer whether as an employee or an independent contractor; (2) at the discretion of the Committee, terminations which result in a temporary severance of the employee-employer or other service relationship; (3) at the discretion of the Committee, terminations which are followed by simultaneous establishment of a consulting relationship by an Employer with the former Employee or service provider; (4) in the discretion of the Committee as specified at or prior to such occurrence, in the case of a spin-off, sale or other disposition of the Participant’s Employer from the Company or a Related Company; provided, that, that if a Subsidiary of the Company shall cease to be a Subsidiary, all employees and service providers of such Subsidiary not theretofore transferred to and becoming employees or service providers of the Company or of another Subsidiary of the Company shall be deemed to have incurred a Termination of Service within the meaning of the Plan on the date such Subsidiary ceases to be a Subsidiary of the Company, absent affirmative action by the Committee to the contrary, and further provided that, upon the Termination of Service of an Employee as a result of a Workforce Reduction, Options held by Employees subject to such Workforce Reduction shall expire on the date specified by the Committee at the time of the Termination of Service. Except as otherwise provided for by this Plan, the Committee, in its absolute discretion, shall determine the effect of all matters and questions with respect to Awards under this Plan relating to Termination of Service, including, but not by way of limitation, the question of whether a Termination of Service resulted from a discharge for Cause, and all questions of whether particular leaves of absence constitute Terminations of Service for purposes of this Plan. However, notwithstanding any provision of this Plan, an Employer has an absolute and unrestricted right to terminate an Employee’s employment at any time for any reason whatsoever, with or without Cause.

(b) The Committee shall have the full power and authority to determine the terms and conditions that shall apply to any Award upon a Termination of Service and shall provide such terms in the Award Agreement. Whether military, government or other service or other bona fide leaves of absence shall constitute a Termination of Service shall, subject to applicable law, be determined in each case by the Committee at its discretion, and any determination by the Committee shall be final and conclusive.

(c) Except as otherwise provided by Section 5.3(d) or Section 6.3, any Award under this Plan to a Participant who suffers a Termination of Service may be cancelled, accelerated, or continued, as provided in the Award Agreement or, in the absence of such provision, as the Committee may determine, so long as any such modification complies with Code Section 409A. The portion of any Award exercisable in the event of a continuation of the Award or the amount of any payment due under a continued Award may be adjusted by the Committee to reflect the Participant’s period of service from the date of grant through the date of the Participant’s Termination of Service or such other factors as the Committee determines are relevant to its decision to continue the Award.

(d) To the extent that the provisions of this Section 5.16 causes Incentive Stock Options awarded to an Eligible Employee to extend beyond three months from the date such Participant is deemed to be an Employee of the Company, or a Related Company for purposes of Code Section 424(f), the Options held by such Participant shall be deemed to be Non-Qualified Options.

Section 5.17 Evidence. Evidence required of any Person under the Plan may be by certificate, affidavit, document or other information which the Person acting on it considers pertinent and reliable, and signed, made or presented by the proper Person or Persons.

Section 5.18 Action by Company or Related Company. Any action required or permitted to be taken by the Company or any Related Company shall be by resolution of its board of directors, or by action of one or more members of the board of directors thereof (including a committee of the applicable board) who are duly authorized to act for such board, or (except to the extent prohibited by applicable law or applicable rules of any Exchange) by a duly authorized officer of the Company.

Section 5.19 Related Company Obligations. Each Related Company shall be liable for payment of cash due under the Plan with respect to any Participant to the extent that such benefits are attributable to the services rendered for that Related Company by the Participant. Any disputes relating to liability of a Related Company for cash payments shall be resolved by the Committee.

Section 5.20 Sources of Shares Deliverable Under Awards. Any Shares delivered pursuant to an Award may consist, in whole or in part, of authorized and unissued Shares, treasury Shares, or Shares which have been reacquired by the Company in purchases on the open market.

Section 5.21 Reservation of Shares. The Company, during the term of any Awards granted hereunder may, but shall not be obligated to, reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Awards granted under the Plan; provided, however, that the Company shall fully reserve the necessary Shares (1) pursuant to applicable Exchange rules, and (2) at all times, immediately prior to or after a Change In Control.

Section 5.22 Non-Employee Director Awards. The Board may require any Non-Employee Director to recuse himself or herself from all matters relating to the administration, construction or interpretation of the Plan in connection with any Award to such Person and, in the event the Board delegates these matters with respect to any Awards to Non-Employee Directors to the Committee pursuant to Section 4.7, any Non-Employee Director serving on the Committee shall recuse himself or herself from all matters relating to the administration, construction or interpretation of the Plan in connection with any Award to such Person.

ARTICLE 6

OPTIONS

Section 6.1 Definitions; Authorized Types of Options. The grant of an option (the “Option”) entitles the Participant to purchase shares of stock at an Exercise Price established by the Committee. Subject to the provisions of the Plan, the Committee shall have sole and complete authority to determine the Participants to whom Options shall be granted, the number of Shares subject to each Award, the exercise price and the conditions and limitations applicable to the exercise of an Option. If an Award Agreement so provides, a Participant may be granted a new Option to purchase a number of Shares equal to the number of previously owned Shares tendered in payment of the Exercise Price for each Share purchased pursuant to the terms of the Award Agreement. Options granted under this Plan may be Incentive Stock Options, Non-Qualified Options or a combination of the foregoing, provided that Incentive Stock Options may be granted only to Eligible Employees. Each grant shall specify whether (or the extent to which) the Option is an Incentive Stock Option or a Non-Qualified Option.

Section 6.2 Waiver of Restrictions and Performance Measures and Treatment of Awards Upon Termination of Service. The Committee may in its discretion, with respect to one or more Options on which restrictions have not lapsed or as to which performance measures have not been achieved, waive the surrender and cancellation of such Options which would otherwise occur upon the Termination of Service or the non-attainment of the performance measures or objectives applicable to those Options. Such waiver shall result in the immediate lapse of all restrictions on the Options as to which the waiver applies. Such Service waiver may be effected at any time, whether before or after the Participant’s Termination of Service or the attainment or non-attainment of the applicable performance goals.

Section 6.3 Exercise Price. The “Exercise Price” of each Option granted under this Article 6 shall be established by the Committee or shall be determined by a method established by the Committee at the time the Option is granted; subject to the following requirements:

(a) [Intentionally Omitted].

(b) except in the case of Substitute Awards, the Exercise Price of an Option may not be less than 100% of the Fair Market Value of the Shares with respect to which the Option is granted on the Pricing Date.

(c) if an Employee owns or is deemed to own (by reason of the attribution rules applicable under Code Section 424(d)) more than 10% of the combined voting power of all classes of stock of the Company or any Subsidiary or parent corporation (within the meaning of Code Section 424(e)), and an Incentive Stock Option is granted to such Employee, the Exercise Price shall be no less than 110% of the Fair Market Value of the Shares on the Pricing Date.

(d) notwithstanding the foregoing and except as provided by the provisions of Section 5.4 and Section 6.3(b) hereof, the Committee shall not have the power to (1) amend the terms of previously granted Options to reduce the Exercise Price of such Options, or (2) cancel such Options and grant substitute Options with a lower Exercise Price than the cancelled Options, without shareholder approval.

(e) for purposes of this Section 6.3, the “Pricing Date” shall be the latter of the (1) date on which the Option is approved by the Committee or, (2) if the Fair Market Value of the Stock shall have increased before the terms of an Award have been communicated to a Participant in a manner which complies with the requirements of FAS 123(R), then shall be as of the date of such communication, but only from and to the extent required by FAS 123(R).

Section 6.4 Exercise. Each Option shall be exercisable at such times and subject to such terms and conditions as the Committee may, in its sole discretion, specify in the applicable Award Agreement or, if the Award Agreement shall so specify, thereafter. The Committee shall have full and complete authority to determine whether an Option will be exercisable in full at any time or from time to time during the term of the Option, or to provide for the exercise thereof in such installments, upon the occurrence of such events (including performance measures) and at such times during the term of the Option as the Committee may determine.

(a) The Committee may impose such conditions with respect to the exercise of Options, including without limitation, any relating to the application of federal, state or foreign securities laws or the Code, as it may deem necessary or advisable. The exercise of any Option granted hereunder shall be effective only at such time as the sale of Shares pursuant to such exercise will not violate any state or federal securities or other laws, as determined by the Committee in its sole discretion.

(b) An Option may be exercised in whole or in part at any time, with respect to whole Shares only, within the period permitted thereunder for the exercise thereof, and shall be exercised by written notice of intent to exercise the Option, delivered to the Company at its principal office, and, subject to Section 5.6, payment in full to the Company at said office of the amount of the Exercise Price for the number of Shares with respect to which the Option is then being exercised, plus applicable Withholding Taxes required to be paid in cash.

(c) Except as otherwise expressly provided by the Committee, in writing in an Award Agreement, no Option may be exercised by a Participant: (1) prior to the date on which the Participant completes one continuous year of employment with the Company or any Related Company after the date as of which the Option is granted (provided, however, that the Committee may permit earlier exercise following the date of Participant’s Termination of Service by reason of death or Permanent Disability); or (2) after the expiration date applicable to that Option.

Section 6.5 Settlement of Option Awards; Legends on ISO Shares. Distributions following exercise of an Option and Shares distributed pursuant to such exercise shall be subject to such conditions, restrictions and contingencies as the Committee may establish. The Committee, in its discretion, may impose such conditions, restrictions and contingencies with respect to Shares acquired pursuant to the exercise of an Option as the Committee determines to be desirable. At the time any Incentive Stock Option is exercised, the Company shall be entitled to place a legend on the certificates representing the Shares purchased pursuant to the Option to clearly identify them as Shares purchased upon exercise of an Incentive Stock Option.

Section 6.6 Expiration Date of Options. The “Expiration Date” with respect to an Option means the date established as the Expiration Date by the Committee at the time of the grant; provided, however, that, except as otherwise expressly provided by the Committee in writing in an Award Agreement, the Expiration Date with respect to any Option shall not be later than the earliest to occur of:

(a) the ten year anniversary of the date on which the Option is granted;

(b) if the Participant’s Termination of Service occurs by reason of death or Permanent Disability, the one year anniversary of such Termination of Service;

(c) if the Participant’s Termination of Service occurs by reason of Normal Retirement, the ninety (90) day anniversary of such Termination of Service; or

(d) if the Participant’s Termination of Service occurs for reasons other than Normal Retirement, death or Permanent Disability, the ninety (90) day anniversary of such Termination of Service.

Section 6.7 Special Provisions for Certain Substitute Options. Notwithstanding anything to the contrary in this Article 6, any Option issued in substitution for an option previously issued by another entity, which substitution occurs in connection with a transaction to which Code Section 424(a) is applicable, may provide for an Exercise Price computed in accordance with such Code Section, provided that such Exercise Price shall not be less than the Fair Market Value on the date the Option was granted, and may contain such other terms and conditions as the Committee may prescribe to cause such substitute Option to contain as nearly as possible the same terms and conditions (including the applicable vesting and termination provisions) as those contained in the previously issued option being replaced thereby.

Section 6.8 Deferrals. Subject to compliance with Code Section 409A, the Committee may permit a Participant to defer such Participant’s receipt of the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.

Section 6.9 Liquidation of the Company. Subject to rights with respect to Awards vesting upon Change in Control, in the event of the complete liquidation or dissolution of the Company, any Options granted pursuant to the Plan and remaining unexercised shall be deemed canceled without regard to or limitation by any other provision of the Plan.

ARTICLE 7

RESTRICTED STOCK

Section 7.1 Terms of Restricted Stock Awards. Each Restricted Stock Award shall be subject to such conditions, restrictions and contingencies as the Committee shall determine which may include payment of a purchase price, continuous service, the achievement of performance measures or any combination thereof. The performance measures that may be used by the Committee for such Awards shall be measured by such criteria as the Committee may establish, consistent with any requirements of Code Section 162(m) that the Committee determines to be applicable. The Committee may designate a single goal criterion or multiple goal criteria for performance measurement purposes, with the measurement based on absolute

Company, Related Company, Affiliate or business unit performance, performance as compared with that of other publicly traded companies or market indexes or any combination thereof. The language regarding performance measures is intended to permit the Company to bring Awards of Restricted Stock within the requirements of the general rule for the performance-based compensation exception to the limit on deductible compensation under Code Section 162(m). If the right to become vested in a Restricted Stock Award granted under this Article 7 is conditioned on the completion of a specified period of service with the Company and the Related Companies, without achievement of performance measures or other objectives being required as a condition of vesting, then the required period of service for vesting shall be not less than one (1) year (subject to acceleration of vesting, to the extent permitted by the Committee, in the event of the Participant’s death, Permanent Disability, Change in Control or involuntary Termination of Service).

Section 7.2 Certificate Legend on Restricted Stock. In addition to any legends placed on certificates pursuant to other provisions of the Plan, each certificate representing Shares of Restricted Stock granted pursuant to the Plan may bear a legend substantially similar to the following legend:

The sale or other transfer of the securities represented by this certificate, whether voluntary, involuntary, or by operation of law, is subject to certain restrictions on transfer as set forth in the SunLink 2005 Equity Incentive Plan, and in an Award Agreement thereunder. A copy of the Plan and such Award Agreement may be obtained from SunLink Health Systems, Inc.

Section 7.3 Custody of Certificates. Any certificates representing the shares of Stock issued upon exercise or grant of a Restricted Stock Award shall be issued in the Participant’s name, but, if the Award Agreement so provides, the shares of Stock shall be held by the Company or a custodian designated by the Committee (the “Custodian”). Each applicable Award Agreement providing for custody of shares or providing for transfer of shares of Stock to the Custodian shall appoint the Custodian as the attorney-in-fact for the Participant for the term specified in the applicable Award Agreement, with full power and authority in the Participant’s name, place and stead to transfer, assign and convey to the Company any shares of Stock held by the Custodian for such Participant, if the Participant forfeits the Shares under the terms of the applicable Award Agreement. During the period that the Custodian holds the shares subject to this Section, the Participant shall be entitled to all rights thereunder, except as provided in the applicable Award Agreement, applicable to shares of Stock not so held.

Any dividends declared on shares of Stock held by the Company or the Custodian shall, as the Committee may provide in the applicable Award Agreement, be paid directly to the Participant or, in the alternative, be retained by the Company or the Custodian until the expiration of the term specified in the applicable Award Agreement and shall then be delivered, together with any proceeds, with the shares of Stock to the Participant or to the Company, as applicable.

Section 7.4 Voting Rights. Except as otherwise provided by the Committee in an Award Agreement, during any Period of Restriction, Participants holding Shares of Restricted

Stock granted hereunder may exercise full voting rights with respect to those Shares whether or not such shares are in the custody of the Company.

Section 7.5 Dividends and Other Distributions. Dividends and other distributions shall be subject to the following provisions:

(a) In the sole and complete discretion of the Committee, an Award (other than an Option) may provide the Participant with dividends or dividend equivalents, payable in cash, Shares, other securities or other property on a current or, to the extent it complies with Code Section 409A, deferred basis. Any crediting of, or settlements with respect to, dividends or dividend equivalents or reinvestment in shares of Stock shall be subject to such conditions, restrictions and contingencies as the Committee shall establish, including requirements for the reinvestment of such credited amounts in Stock equivalents.

(b) All dividend or dividend equivalents which are not paid currently may, at the Committee’s discretion, accrue interest, be reinvested into additional Shares, or in the case of dividends or dividend equivalents credited in connection with Performance Awards, be credited as additional Performance Awards and paid to the Participant if and when, and to the extent that, payment is made pursuant to such Award.

(c) The total number of Shares available for grant under Article 5 hereof shall not be reduced to reflect any dividends or Dividend Equivalents that are reinvested into additional Shares or credited as performance-based Awards.

(d) In the event that any dividend constitutes a “derivative security” or an “equity security” pursuant to Rule 16(a) under the Exchange Act, such dividend shall be subject to a Period of Restriction equal to the remaining Period of Restriction of the Shares of Restricted Stock with respect to which the dividend is paid.

Section 7.6 Deferrals. The Committee may permit a Participant to defer the delivery of Shares or such Participant’s receipt of the payment of dividends (whether in cash, stock, or other property) that would otherwise be due to such Participant by virtue of (A) the lapse or waiver of restrictions with respect to Restricted Stock. If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals and make sure such deferral complies with Code Section 409A.

Section 7.7 Waiver of Restrictions and Performance Measure and Treatment of Restricted Stock Awards Upon Termination of Service. Each Restricted Stock Award Agreement shall set forth the extent to which the Participant shall have the right, if any, to receive unvested Restricted Shares following termination of the Participant’s employment with the Company and its Subsidiaries and, the extent to which vested Shares are subject to forfeiture or give rise to a repayment obligation on the part of a Participant. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Restricted Stock Award Agreement entered into with the Participant, need not be uniform among all Shares of Restricted Stock issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment and post-employment competition. The Committee may in its discretion, with respect to one or more shares of Restricted Stock on which restrictions have not lapsed or as to which performance measures have not been achieved, waive the surrender and cancellation of such Shares which would otherwise occur upon the Termination of Service or the non-attainment of the performance measures or objectives applicable to those Shares. Such waiver shall result in the immediate lapse of all restrictions on the Shares of Restricted Stock as to which the waiver applies. Such Service waiver may be effected at any time, whether before or after the Participant’s Termination of Service or the attainment or non-attainment of the applicable performance goals. In the absence of such exercise of discretion or other specification, the following provisions shall apply:

(a) In the event of the Termination of Service of the Participant, the Shares of Restricted Stock on which restrictions have not yet lapsed shall be immediately surrendered to the Company for cancellation, and the Participant shall have no further rights with respect to those Shares, and

(b) To the extent the surrendered Shares were previously issued to the Participant for consideration paid in cash, the Company shall repay to the Participant the cash consideration paid for the surrendered Shares.

ARTICLE 8

AMENDMENT, SUSPENSION AND TERMINATION

Section 8.1 Amendment, Suspension or Termination of the Plan. The Board may amend, alter, modify, suspend, discontinue, or terminate the Plan or any portion thereof at any time, subject to all applicable laws and to the rules and regulations of the SEC and the applicable Exchange on which the Stock is listed respecting shareholder approval or other requirements; provided that, without shareholder approval the Board may not (1) increase the maximum number of Shares available for issuance under the Plan (other than increases due to changes in capitalization referred to in Section 5.4 hereof), or (2) change the class of Employees eligible for Incentive Stock Options. No such amendment, alteration, modification, suspension, discontinuation or termination shall materially and adversely affect any right acquired by any Participant or beneficiary of a Participant under the terms of an Award (but no Participant shall have a right to any particular tax effect or tax treatment with respect to an Award) granted before the date of such amendment, alteration, modification, suspension, discontinuation or termination, unless such Participant or beneficiary shall consent.

Section 8.2 Termination, Suspension or Amendment of Awards. Subject to the restrictions of Section 6.4, the Committee may waive any conditions or rights under, amend any terms of, or modify, alter, suspend, discontinue, cancel or terminate, any Award theretofore granted, prospectively or retroactively; provided that any such waiver, amendment, modification, alteration, suspension, discontinuance, cancellation or termination that would materially and adversely affect the rights of any Participant or any holder or beneficiary of any Award theretofore granted shall not to that extent be effective without the consent of the affected Participant, holder, or beneficiary; provided, however, that it shall be conclusively presumed that any adjustment for changes in capitalization as provided in Section 5.4 hereof does not materially and adversely affect any such rights, and further provided that the Board may but need not consider the tax effects on any Participant of any action permitted hereunder.

Section 8.3 Adjustments of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Committee is hereby authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards in recognition of unusual or nonrecurring events (including, without limitation, the events described in Section 5.4) affecting the Company, any Related Company, or the financial statements of the Company or any Related Company, or of changes in applicable laws, regulations, or accounting principles, whenever the Committee is required to make such adjustments pursuant to Section 5.4 or whenever the Board, in its sole discretion, determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan; provided that, with respect to Awards intended to comply with Code Section 162(m), no such adjustment shall be authorized to the extent that such authority would be inconsistent with having either the Plan or any Awards granted hereunder meeting the requirements of Code Section 162(m).

ARTICLE 9

MISCELLANEOUS

Section 9.1 Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

Section 9.2 Severability. If any provision of the Plan or any Award is, or becomes, or is deemed to be, invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

Section 9.3 Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

Section 9.4 Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions or Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the Plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.

Section 9.5 Loans Prohibited. So long as the Company is subject to the provisions of Section 202 of the Sarbanes-Oxley Act, the Company shall not make, guarantee or, to the extent prohibited by law, arrange for a loan or loans to a Participant with respect to the exercise of any Option granted under this Plan and/or with respect to the payment of the purchase price, if any, of any Award granted hereunder and/or with respect to the payment by the Participant of any or all income taxes or Withholding Taxes due on account of the granting, exercise or vesting of any Award hereunder.

Section 9.6 Repricing of Options Prohibited. So long as the Company is a reporting company under the Exchange Act, and notwithstanding anything elsewhere in this Plan to the contrary, the Company shall not decrease the Exercise Price of any existing Option other than in the case of Substitute Awards or pursuant to Section 5.4 of the Plan.

Section 9.7 Governing Law. To the extent not preempted by United States Federal law, the Plan, and all Awards hereunder, shall be construed in accordance with and governed by the internal laws of the State of Ohio, provided that, if the Company shall change its state of incorporation, then the Plan and all Awards hereunder (including any outstanding Awards) shall be governed by the internal laws of the state into which the Company is reincorporated.

Section 9.8 Binding Effect. The terms of the Plan shall be binding upon the Company and its successors and assigns and the Participants and their legal representatives, and shall bind any successor of the Company (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under this Plan if no succession had taken place. In the case of any transaction in which a successor would not by the foregoing provision or by operation of law be bound by this Plan, the Company shall require such successor expressly and unconditionally to assume and agree to perform the Company’s obligations hereunder, in the same manner and to the same extent that the Company would be required to perform if no such succession had taken place.

Section 9.9 No Third Party Beneficiaries. Except as expressly provided herein or therein, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the grantee of any Award any rights or remedies hereunder or thereunder. The exculpation and indemnification provisions of Section 4.9) shall inure to the benefit of a Covered Person’s estate and beneficiaries and legatees.

Section 9.10 Additional Transfer Restrictions. No transfer of an Award by a grantee by will or by laws of descent and distribution or other permitted transfer shall be effective to bind the Company unless the Company shall have been furnished with written notice thereof and an authenticated copy of the will, transfer documents, and/or such other evidence as the Committee may deem necessary to establish the validity of the transfer.

Section 9.11 Headings, Titles, and Captions. The use of a table of contents and of headings, titles, and captions in the Plan are solely for convenience and reference to the provisions of the Plan and shall not be deemed to modify, limit or define the scope or substance of the provisions of the Plan. References to certain of such headings, titles, and captions in the Plan may identify other provisions of the Plan to which they relate or are subject, but shall have no other substantive effect in construing the provisions of the Plan.

Section 9.12 Non-Employee Director Share Ownership Requirements. Subject to any trading restrictions imposed by applicable securities laws, as of the later to occur of (a) the date the Plan is approved by the Shareholders of the Company, or (b) the date on which a Person later elected as a Non-Employee Director is nominated for election, each Non-Employee Director (or future Non-Employee Director, as the case may be) shall be required to own, after taking into account any other ownership requirements, and shall provide the Company with written certification of such ownership substantially in the form provided in Exhibit “B” hereto, at least one thousand (1,000) shares of Stock. Each Non-Employee Director or future Non-Employee Director (as the case may be) shall maintain ownership of such number of Shares until such Non-Employee Director ceases to serve as a member of the Board.

EXHIBIT A

MANAGEMENT STOCKHOLDERS

Robert M. Thornton, Jr.

Joseph T. Morris

Harry R. Alvis

Jerome D. Orth

Mark J. Stockslager

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EXHIBIT B

NON-EMPLOYEE DIRECTOR’S CERTIFICATE

Pursuant to the requirements of Section 9.12 of the 2005 Equity Incentive Plan (the “Plan”) of SunLink Health Systems, Inc. (the “Company”), the undersigned hereby certifies as follows:

Section 1. As of the date hereof, the undersigned is a duly elected Non-Employee Director.

Section 2. As of the later to occur of (i) the date on which the Plan was approved by the shareholders of the Company, or (ii) the date on which the undersigned was nominated for election as a Non-Employee Director, the undersigned shall be the owner of at least one thousand (1,000) Shares of the Company.

Section 3. Pursuant to the requirements of the Plan, the undersigned has agreed to maintain ownership of at least one thousand (1,000) Shares from the date specified in Section (2) above until the undersigned’s service as a member of the Board of Directors of the Company ceases.

Section 4. Capitalized terms used in this Certificate have the meaning assigned to them in the Plan.

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of this                                  day of                         , 20    .

Name:
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